As filed with the Securities and Exchange Commission on January 4, 2019

Registration No. 333-214947

Registration No. 333-211292

Registration No. 333-185611

Registration No. 333-177461

Registration No. 333-165016

Registration No. 333-163709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-214947

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-211292

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-185611

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-177461

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-3 REGISTRATION STATEMENT NO. 333-165016

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-163709

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GUARANTY BANCORP

(Exact name of registrant as specified in its charter)

Delaware	41-2150446
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1331 Seventeenth Street, Suite 200
Denver, Colorado 80202
(303) 675-1194
(Address of Principal Executive Offices, Including Zip Code)

Mr. David R. Brooks

Chairman, Chief Executive Officer and President

Independent Bank Group, Inc.

1600 Redbud Boulevard, Suite 400

McKinney, Texas 75069-3257

(Name and address of agent for service)

(972) 562-9004

(Telephone number, including area code, of agent for service)

Copy to:

Jacob A. Kling, Esq.

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-accelerated Filer ☐	Smaller Reporting Company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) of Guaranty Bancorp, a Delaware corporation (the “Company”):

•                  Registration Statement on Form S-3, File No. 333-214947, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 7, 2016, of the Company, pertaining to the registration of 5,402,043 shares of the Company’s voting common stock;

•                  Registration Statement on Form S-3, File No. 333-211292, originally filed with the SEC on May 11, 2016, of the Company, as amended, pertaining to the registration of an indeterminate number of the Company’s voting common stock, preferred stock, depositary shares, debt securities, warrants, rights, units and purchase contracts of the Company, with an aggregate public offering price of up to $100,000,000;

•                  Registration Statement on Form S-3, File No. 333-185611, originally filed with the SEC on December 21, 2012, of the Company, as amended, pertaining to the registration of an indeterminate number of the Company’s voting common stock, preferred stock, depositary shares, debt securities, warrants, rights, units and purchase contracts of the Company, with an aggregate public offering price of up to $100,000,000;

•                  Registration Statement on Form S-3, File No. 333-177461, originally filed with the SEC on October 21, 2011, of the Company, as amended, pertaining to the registration of 51,902,007 shares of the Company’s voting common stock;

•                  Registration Statement on Form S-3, File No. 333-165016, originally filed with the SEC on February 22, 2010, of the Company, pertaining to the registration of 47,039,328 shares of the Company’s voting common stock; and

•                  Registration Statement on Form S-3, File No. 333-163709, originally filed with the SEC on December 14, 2009, of the Company, as amended, pertaining to the registration of an indeterminate number of the Company’s voting common stock, preferred stock, depositary shares, debt securities, warrants, rights, units and purchase contracts of the Company, with an aggregate public offering price of up to $100,000,000.

Pursuant to an Agreement and Plan of Reorganization, dated as of May 22, 2018, by and between the Company and Independent Bank Group, Inc., a Texas corporation (“Independent”), the Company merged with and into Independent (the “Merger”), with Independent continuing as the surviving entity and as the successor in interest to the Company following the Merger. The Merger became effective on January 1, 2019 (the “Effective Time”).

As a result of the Merger, the offerings of the securities pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby files this Post-Effective Amendment to remove from registration all of the securities registered but unsold under the Registration Statements as of the date hereof, if any.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McKinney, State of Texas on January 4, 2019.  No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

INDEPENDENT BANK GROUP, INC. (as successor by merger to Guaranty Bancorp)

By:	/s/ David R. Brooks
David R. Brooks
Chairman, Chief Executive Officer and President

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